Epoch Announces Assets under Management of $5.3 Billion

NEW YORK-- (BUSINESS WIRE) – January 6, 2009 – Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") exceeded $5.3 billion as of December 31, 2008, down from $6.1 billion as of September 30, 2008.

“Virtually all major global equity indices were down in excess of 20% for the quarter.  We were encouraged that our AUM fell less, approximately 12% for the same period.  This reflects several new account awards and continuing net cash flows in existing accounts during the quarter,” said William W. Priest, Chief Executive Officer of the Company.

“New relationships included our first institutional clients in Japan, Australia and France; the launch of our newest U.S. Large Cap mutual fund, seeded by one of the largest financial institutions in the U.S.; and our first Taft-Hartley account.  Also added were several new corporate clients along with cash flows from existing clients.  As we have often said, we believe our emphasis on cash flow analysis, rather than accounting measures, will produce superior investment returns at a lower risk level for clients over the long term.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940, as amended.  Investment management and investment advisory services are the Company's sole line of business. Headquartered in New York, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, Inc., 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook.

Media Contact:
Phil Clark, 212-303-7210, pclark@eipny.com